Exhibit 99.1

MAXIMUS REPORTS SECOND QUARTER REVENUE OF $154.1 MILLION

AND EARNINGS OF $0.44 PER DILUTED SHARE

(RESTON, Va. — May 4, 2005) — MAXIMUS (NYSE: MMS), a leading provider of consulting, systems solutions and operations management primarily to government, today reported results for its fiscal second quarter and six months ended March 31, 2005.

Second quarter highlights include:

•                  Second quarter revenue was in line with expectations and increased to $154.1 million, compared to revenue of $150.7 million reported for the same period last year,

•                  Net income for the second quarter was $9.5 million, or $0.44 per diluted share, and in line with expectations,

•                  Cash provided by operations for the second quarter was strong at $27.1 million resulting in cash, cash equivalents and marketable securities of $161.3 million at March 31, 2005,

•                  DSOs were 99 days at March 31, 2005,

•                  Year-to-date contracts signed were $628 million, awarded but unsigned contracts totaled $452 million and sales pipeline was $1.1 billion at May 3, 2005,

•                  Approximately 102,000 shares were repurchased under the Company’s buyback program, and

•                  The Company paid its first quarterly cash dividend of $0.10 per share.

Revenue for the second quarter grew 2.2% to $154.1 million compared to revenue of $150.7 million for the second quarter of fiscal 2004 and revenue for the six months ended March 31, 2005 grew approximately 5.8% to $306.5 million compared to revenue of $289.6 million for the same period last year.  Net income for the fiscal 2005 second quarter was $9.5 million, or $0.44 per diluted share, compared to $9.5 million, or $0.43 per diluted share, in the prior-year period.  For the six months ended March 31, 2005, net income totaled $18.5 million, or $0.86 per diluted share, compared to net income of $18.7 million, or $0.84 per diluted share, reported for the same period last year.

“During the quarter, Texas made a tentative award for a significant eligibility contract in which MAXIMUS is a member of the bidding team and we anticipate being a key subcontractor on the project,” commented Lynn Davenport, Chief Executive Officer.  “In the last several weeks, we also signed an expanded $72 million contract with Massachusetts to continue to administer their MassHealth Benefits program and we were notified of award on a $34 million expanded workforce services contract in San Diego.  Additionally, with the commencement of our third quarter, we began work on our British Columbia health benefits contract valued at $268 million over the next 10 years.  These large-scale contracts complement our existing core business and position us well for the future, particularly in Health and Human Services where the opportunities are abundant.”  Davenport concluded, “To a great extent fiscal 2005 is about positioning the Company for growth in 2006 and beyond.  We’ve made significant progress in strengthening the organization, stabilizing underperforming units, containing costs and capitalizing on large core growth areas.”

Consulting

Consulting Segment revenue for the second quarter was 16% of Company revenue and totaled $25.4 million compared to $24.8 million for the same period last year.  The modest growth in Consulting revenue was attributable to solid performance in the Education practice areas, partially offset by a weaker performance by the Financial Services practice which reported year-over-year revenue declines.   Overall, the Consulting Segment remained profitable for the period with operating income of $678,000.   The Company is continuing its plan to implement a series of actions to improve profitability in this area.

Systems

Systems Segment revenue totaled $33.7 million, or 22% of total Company revenue for the period, compared to $36.5 million in last year’s second quarter.  As expected, Systems operating income for the second quarter totaled $3.1 million with operating margin returning to a more normalized level of 9.2%, compared to operating margin of 13.1% for the same period a year ago and 14.5% reported for the first quarter of 2005.   Both revenue and operating margin were expected to be lower than the second quarter of fiscal 2004, which had several jobs at the height of their project cycles generating higher levels of revenue and profit, and from the first quarter of 2005 which benefited from a higher amount of license revenue.

Operations

Revenue for the Operations Segment represented 62% of total Company revenue and increased 6.1% in the quarter to $94.9 million compared to the same period a year ago.  Total operating margin for the Operations Segment increased to 10.9% with a Health Services margin contribution of 13.4% and Human Services margin of 6.7%.  Operating margin is expected to trend to the mid-

to-high single digit range in the third quarter due to the launch of the British Columbia contract which has an anticipated pre-tax project loss of approximately $3.5 - $4.0 million for the second half of fiscal 2005 related to higher project costs while migrating from legacy to newly-implemented systems.

Health Services revenue increased 17.2% to $59.4 million for the second quarter versus $50.7 million reported for the same period last year.  The revenue growth over last year resulted from scope expansion on existing contracts and new federal work.

Human Services revenue for the second quarter was $35.5 million versus $38.8 million reported for the same period a year ago.  Fewer contracts in Child Support Services led to the year-over-year decline; however, the business is tracking in line with Company expectations.  The Company anticipates continued improved performance in Human Services for the remainder of the year as a result of new and expanded work in Israel and San Diego as well as from seasonality in Workforce Services through our tax credit work primarily in the fourth quarter.

Sales and Pipeline Activity

Year-to-date signed contract wins through May 3, 2005 totaled $628 million, compared to $219 million reported at April 29, 2004. New contracts pending at May 3, 2005 (awarded but unsigned) totaled $452 million compared to $242 million, reported for the same period last year.  Sales opportunities at May 3, 2005, totaled $1.1 billion (consisting of $190 million in proposals pending, $310 million in proposals in preparation, and $558 million in proposals tracking) compared to $1.2 billion reported at April 29, 2004.

Liquidity and Dividend

The Company generated cash from operations totaling $27.1 million in the second quarter and $37.2 million year-to-date.  Days Sales Outstanding at March 31, 2005 were sequentially unchanged at 99 days.

At March 31, 2005, cash, cash equivalents and marketable securities totaled $161.3 million.  Under its stock repurchase program, the Company repurchased approximately 102,000 shares of common stock.  At March 31, 2005, MAXIMUS had approximately $28.8 million available for future stock repurchases under its share repurchase program.  Additionally, during the second quarter, MAXIMUS paid its first quarterly cash dividend of $0.10 per share on February 28, 2005.

Outlook

For fiscal 2005, the Company’s full year estimates remain unchanged with revenue in the range of $625 million to $650 million and earnings per diluted share of $1.78 to $1.88.   The Company’s outlook for the remainder of the year is based, in part, upon the realization of contingency-based awards and license fees, the timing of which can fluctuate.

Mr. Davenport concluded, “Over the past few quarters, we have worked to position our business to more effectively pursue larger opportunities which offer more predictability and leverage our core strengths.  Our strong pipeline and awarded backlog of business underscore our success in capturing these larger opportunities.  In our practice areas where performance tends to fluctuate, we have increased our cost management efforts to focus on improving profitability.”

The Company will host a conference call on Thursday, May 5th, at 9:00 a.m. ET which is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

800.480.6924 (Domestic)/706.634.5555 (International)

For those unable to listen to the live call, a replay will be available through Thursday, May 12th, 2005.  Callers can access the replay by dialing:

Replay:  800.642.1687 or 706.645.9291

Passcode: 5448206

MAXIMUS is one of America’s leading government services companies devoted to providing consulting, health and human services program management, and information technology services. The Company has approximately 5,100 employees located in more than 220 offices in the United States, Canada, and Australia.  In 1999, 2001, and 2002, MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (file number 001-12997) on February 8, 2005.

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	March 31,
	2004	2005
		(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$91,854	$78,173
Marketable securities	47,400	83,090
Restricted cash	1,379	1,257
Accounts receivable – billed, net of reserves of $5,567 and $7,126	111,834	115,454
Accounts receivable – unbilled	42,280	48,100
Prepaid expenses and other current assets	9,673	6,022
Total current assets	304,420	332,096

Property and equipment, at cost	52,676	56,226
Less accumulated depreciation and amortization	(26,983)	(30,406)
Property and equipment, net	25,693	25,820
Capitalized software	30,918	35,594
Less accumulated amortization	(12,667)	(14,088)
Capitalized software, net	18,251	21,506
Deferred contract costs, net	15,475	19,984
Goodwill	84,886	85,537
Intangible assets, net	9,807	8,779
Other assets, net	6,215	5,794

Total assets	$464,747	$499,516

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$27,476	$34,868
Accrued compensation and benefits	21,224	21,271
Deferred revenue	21,195	26,728
Income taxes payable	—	1,181
Deferred income taxes	1,930	4,313
Current portion of capital lease obligations	1,649	1,577
Other accrued liabilities	1,432	1,332
Total current liabilities	74,906	91,270
Capital lease obligations, less current portion	5,108	4,365
Deferred income taxes	10,766	14,798
Other liabilities	419	164

Total liabilities	91,199	110,597

Shareholders' equity:
Common stock, no par value; 60,000,000 shares authorized; 21,319,847 and 21,320,370 shares issued and outstanding at September 30, 2004 and March 31, 2005, at stated amount, respectively	147,966	146,663
Accumulated other comprehensive loss	(345)	(89)
Retained earnings	225,927	242,345

Total shareholders' equity	373,548	388,919

Total liabilities and shareholders' equity	$464,747	$499,516

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2004	2005	2004	2005
Revenue	$150,707	$154,051	$289,601	$306,546
Cost of revenue	106,076	110,336	202,387	218,426
Gross profit	44,631	43,715	87,214	88,120
Selling, general and administrative expenses	29,253	28,714	56,905	58,263
Income from operations	15,378	15,001	30,309	29,857
Interest and other income, net	336	703	528	803
Income before income taxes	15,714	15,704	30,837	30,660
Provision for income taxes	6,207	6,204	12,181	12,111
Net income	$9,507	$9,500	$18,656	$18,549

Earnings per share:
Basic	$0.44	$0.45	$0.86	$0.87
Diluted	$0.43	$0.44	$0.84	$0.86

Dividends per share	$—	$0.10	$—	$0.10

Weighted average shares outstanding:
Basic	21,796	21,304	21,586	21,305
Diluted	22,262	21,612	22,098	21,578

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months
	Ended March 31,
	2004	2005
Cash flows from operating activities:
Net income	$18,656	$18,549

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,561	3,423
Amortization	2,755	3,519
Deferred income taxes	9,925	6,415
Tax benefit due to option exercises and restricted stock units vesting	3,352	1,086
Non-cash equity based compensation	457	555

Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	9,872	(3,620)
Accounts receivable - unbilled	(11,986)	(5,820)
Prepaid expenses and other current assets	(1,584)	3,210
Deferred contract costs	(6,275)	(4,510)
Other assets	179	452
Accounts payable	(751)	7,392
Accrued compensation and benefits	(2,057)	47
Deferred revenue	(1,955)	5,533
Income taxes payable	(2,837)	1,181
Other liabilities	270	(232)

Net cash provided by operating activities	21,582	37,180

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(985)	(651)
Purchases of property and equipment	(3,914)	(3,550)
Capitalized software costs	(2,356)	(5,746)
Decrease (increase) in marketable securities	90	(35,465)
Other	174	442

Net cash used in investing activities	(6,991)	(44,970)

Cash flows from financing activities:
Employee stock transactions	18,955	4,739
Repurchases of common stock	(12,001)	(7,683)
Payments on capital lease obligations	(503)	(816)
Dividends paid	—	(2,131)

Net cash provided by (used in) financing activities	6,451	(5,891)

Net increase (decrease) in cash and cash equivalents	21,042	(13,681)

Cash and cash equivalents, beginning of period	117,372	91,854

Cash and cash equivalents, end of period	$138,414	$78,173

MAXIMUS, Inc.

SEGMENT INFORMATION

(In thousands)

(Unaudited)

The following table provides certain financial information for each of the Company’s business segments:

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2004	2005	2004	2005
Revenue:
Consulting	$24,764	$25,394	$51,436	$49,790
Systems	36,476	33,710	69,769	68,511
Operations	89,467	94,947	168,396	188,245
Total	$150,707	$154,051	$289,601	$306,546

Income from Operations:
Consulting	$1,615	$678	$5,297	$1,582
Systems	4,790	3,111	8,221	8,159
Operations	8,542	10,353	16,198	18,653
Consolidating adjustments	431	859	593	1,463
Total	$15,378	$15,001	$30,309	$29,857